STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is executed this 18th day of July 2000 by and between CyberAmerica Corporation, a Nevada corporation ("CYA"), and World Alliance Consulting, Inc., a Utah corporation ("WAC").

                                    Recitals

     WAC desires to sell and transfer, and CYA desires to purchase and acquire, Two Million Eight Hundred Fifty Thousand (2,850,000) shares of the Common Stock of Chattown.com Network, Inc., (the "Shares"), in a private non-registered transaction in exchange for the transfer by CYA to WAC of 100% of CYA's stock holdings in the following corporations: Oasis International Corporation, Adobe Hills Ranch II, LLC, Diversified Holdings II, Inc., Diversified Holdings III, Inc., Diversified Holdings V, Inc., Diversified Land and Cattle Co., Great Basin Water Corporation, Lexington 3 Mile East Terrace Mountain Estates, Inc., Lexington 4 Mile East Terrace Mountain Estates, Inc., and Lexington One Mile East Little Pigeon Mountain Estates, Inc., these corporations hold title to raw real estate..

                                    Agreement

     In consideration of the mutual promises, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by all the parties, the parties hereby agree as follows:

1. Purchase and Sale of Shares. WAC agrees to transfer the Shares to CYA, and CYA agrees to acquire the Shares from WAC. Immediately after WAC receives a duly executed copy of this Agreement, it will deliver the Shares to CYA.

2. Purchase Price. As consideration for the Shares, CYA hereby transfers and conveys to WAC the number of shares as set forth on exhibit "A" as attached hereto.

3.   Representation and Warranties of CYA. CYA represents and warrants that:

          a. CYA is an entity incorporated under the laws of the State of Nevada.

          b. CYA has such knowledge and expertise in financial and business matters that it is capable of evaluating the merits and substantial risks of the purchase of the Shares and is able to bear the economic risks relevant to the purchase of the Shares hereunder.

          c. CYA is relying solely upon independent consultation with its professional, legal, tax, accounting and such other advisors as CYA deems to be appropriate in purchasing the Shares; CYA has been advised to, and has consulted with, its professional tax and legal advisors with respect to any tax consequences of purchasing the Shares.


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          d.   CYA  understands  that WAC is relying upon CYA's  representations and warranties as contained in this Agreement in consummating the sale and transfer of the Shares. Therefore, CYA agrees to indemnify WAC against, and hold it harmless from, all losses, liabilities, costs, penalties and expenses (including attorney's fees) which arise as a result of a sale, exchange or other transfer of the Shares other than as permitted under this Agreement.

4.   Representations and Warranties of WAC. WAC represents and warrants that:

          a. WAC is a corporation duly organized and validly existing under the laws of the State of Utah.

          b. WAC has valid title to the Shares which it is transferring to CYA pursuant to this Agreement. There are no claims, liens, security interests, or other encumbrances upon the Shares.

          c. WAC is relying solely upon its independent consultation with its professional, legal, tax, accounting and such other advisors as WAC deems to be appropriate in transferring the Shares and in acquiring the corporate interests identified herein and as set forth in Exhibit "A" hereto. WAC has been advised to, and has consulted with, its professional tax and legal advisors with respect to any tax consequences of transferring the Shares.

          d. All corporate action on the part of WAC required for the lawful execution and delivery of this Agreement and the issuance, execution and delivery of the Shares has been duly and effectively taken. Upon execution and delivery, this Agreement will constitute a valid and binding obligation of WAC, enforceable in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, insolvency or similar laws and judicial decisions affecting creditors' rights generally.

          e. WAC understands that CYA is relying upon WAC's representations and warranties as contained in this Agreement in consummating the sale and transfer of the Shares. Therefore, WAC agrees to indemnify CYA against, and hold it harmless from, all losses, liabilities, costs, penalties and expenses (including attorney's fees) which arise as a result of a sale, exchange or other transfer of the Shares other than as permitted under this Agreement.

5. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants made by WAC and CYA in this Agreement shall survive the purchase and sale of the Shares.

6.       Miscellaneous.

          a. In the event any one or more of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity,


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               illegality  or  unenforceability   shall  not  affect  any  other
               provisions of this Agreement. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          b. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns. The parties hereto may not transfer or assign any part of their rights or obligations except to the extent expressly permitted by this Agreement.

          c. This Agreement constitutes the entire agreement and understanding between the parties with respect to the sale of the Shares and may not be modified or amended except in writing signed by both parties.

          d. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provision of this Agreement except by written instrument of the party charged with such waiver or estoppel.

          e. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Utah, without regard to its law on the conflict of laws. Any dispute arising out of this Agreement shall be brought in a court of competent jurisdiction in Salt Lake County, State of Utah. The parties exclude any and all statutes, laws and treaties which would allow or require any dispute to be decided in another forum or by other rules of decision than provided in this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the day and year first appearing herein.



CyberAmerica Corporation                       World Alliance Consulting, Inc.

  /s/ Richard Surber                           /s/ BonnieJean C. Tippetts
---------------------------------              ---------------------------------
  Richard Surber, President                    BonnieJean C. Tippetts, President






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                                   EXHIBIT "A"

COMPANY                                                         Number of shares

Oasis International Corporation                                        1,000,000

Adobe Hills Ranch II, LLC

Diversified Holdings II, Inc.                                          2,000,000

Diversified Holdings III, Inc.                                         2,000,000

Diversified Holdings V, Inc.                                           2,000,000

Diversified Land and Cattle Co.                                            1,000

Great Basin Water Corporation                                            100,000

Lexington 3 Mile East Terrace Mountain Estates, Inc.                     850,000

Lexington 4 Mile East Terrace Mountain Estates, Inc.                     850,000

Lexington One Mile East Little Pigeon Mountain Estates, Inc.             850,000